EXHIBIT 99.1

STEELCLOUD LOGO



14040 Park Center Road, Suite 210, Herndon, VA  20171; 703-674-5500;
                                                                Fax 703-674-5506
E-mail: info@steelcloud.com

For investor or marketing information contact: William D. Hughes at 703-674-5560, whughes@steelcloud.com For financial information please access our web site at www.steelcloud.com

PRESS RELEASE
For Immediate Distribution

               STEELCLOUD WINS LOCKHEED MARTIN STAR SUPPLIER AWARD

Herndon, VA--June 16, 2005--SteelCloud, Inc. (Nasdaq: SCLD), a leading supplier of ready-to-deploy server appliances, security solutions and professional IT services, recently was awarded a STAR Supplier Facility Award by Lockheed Martin Corporation (NYSE: LMT). The Company was also presented an award for its outstanding efforts on Lockheed Martin's Multiline Optical Character Reader (MLOCR) systems for the United States Postal Service.

The STAR Supplier Award is Lockheed Martin's way of acknowledging SteelCloud for maintaining the highest performance standards in quality, delivery, affordability and management. The award is given to only a limited number of Lockheed Martin suppliers who have distinguished themselves by meeting some of the most stringent performance criteria in the aerospace industry.

"This award is a milestone for SteelCloud and we're proud of our achievement," said Brian Hajost, SteelCloud President. "Our corporate quality policy is all about continual improvement to meet or exceed customer expectations. This award confirms that we're meeting those objectives. The award also recognizes the effectiveness of our ISO 9001:2000 certified management system that we use to manufacture Lockheed Martin products."

As a STAR Supplier, SteelCloud gains added visibility across the entire Lockheed Martin corporation.

                                About SteelCloud

SteelCloud is a leading provider of ready-to-deploy server appliances, security solutions and professional IT services. The Company's ISO 9001:2000 certified Appliance Server Group designs and manufactures specialized servers and network appliances for volume users, large integrators and OEM customers. SteelCloud's Security Solutions Group delivers network security solutions in the form of security software, appliances, and professional services. In addition, the Company's Advanced Technology Group designs and develops proprietary SteelCloud software products. Over its 17-year history, SteelCloud has won numerous awards for technical excellence and outstanding customer service. SteelCloud can be reached at 703-674-5500. Additional information is available at www.steelcloud.com.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward looking statements that involve a number of risks and uncertainties. It is possible that the assumptions made by management are not necessarily the most likely and may not materialize. In addition, other important factors that could cause actual results to differ materially include the following: business conditions and the amount of growth in the computer industry and general economy; competitive factors; ability to attract and retain personnel, including key sales and management personnel; the price of the Company's stock; and the risk factors set forth from time to time in the Company's SEC reports, including but not limited to its annual report on Form 10-K and its quarterly reports on Forms 10-Q; and any reports on Form 8K. SteelCloud takes no obligation to update or correct forward-looking statements.

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